EXHIBIT 99.1


                                  NEWS RELEASE

  Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666


                                     Contact:         Investors:
                                                      Stephen C. Forsyth
                                                      (203) 969-0666 Ext. 425
                                                      stephen.forsyth@hexcel.com
                                                      --------------------------

                                                      Media:
                                                      Michael Bacal
                                                      (203) 969-0666 EXT. 426
                                                      michael.bacal@hexcel.com
                                                      ------------------------


                    HEXCEL REPORTS 2000 FIRST QUARTER RESULTS

           ADJUSTED EBITDA FOR THE QUARTER RISES 24% TO $38.0 MILLION,
              COMPARED TO $30.7 MILLION IN THE FOURTH QUARTER, 1999

   --------------------------------------------------------------- ----------------------------------------------
                                                                                   QUARTER ENDED
                                                                            MARCH 31,               DECEMBER 31,
                                                                   ------------------------------ ---------------
   (IN MILLIONS, EXCEPT PER SHARE DATA)                                  2000              1999           1999
   -------------------------------------------------------------- ------------- ----- ----------- ---------------
   -------------------------------------------------------------- -- ---------- ----- ----------- ---- ----------
   Net sales                                                       $    279.8     $       316.2     $    268.6
   Gross margin %                                                        22.2%             22.4%          20.1%
   Adjusted operating income % (a)                                        8.2%              9.5%           6.1%
   Adjusted EBITDA (b)                                             $     38.0     $        45.6     $     30.7
   Business consolidation expenses                                 $      1.2     $         2.8     $      2.3
   Net income (loss)                                               $      2.6     $         5.2     $     (2.7)
   Adjusted net income (loss) (a)                                  $      3.4     $         7.0     $     (1.2)
   -------------------------------------------------------------- -- ---------- ----- ----------- ---- ----------

   Diluted net income (loss) per share                             $     0.07     $        0.14     $    (0.07)
   Adjusted diluted net income (loss) per share (a)                $     0.09     $        0.19     $    (0.03)
   -------------------------------------------------------------- -- ---------- ----- ----------- ---- ----------

(a) Excludes business consolidation expenses and related income taxes, as applicable.
(b) Excludes business consolidation expenses, interest, taxes, depreciation, amortization and equity in income of affiliated companies.


STAMFORD, CT, April 19, 2000 - Hexcel Corporation (NYSE/PCX: HXL) today reported net income for the first quarter of 2000 of $2.6 million, or $0.07 per diluted share. This compares with net income of $5.2 million, or $0.14 per diluted share, for the first quarter of 1999, and a net loss of $2.7 million, or $0.07 per diluted share, for the fourth quarter of 1999. Excluding pre-tax business consolidation expenses of $1.2 million, adjusted net income for the first quarter of 2000 was $3.4 million, or $0.09 per diluted share. This compares to adjusted net income of $0.19 per diluted share for the same period in 1999, and an adjusted net loss of $0.03 per diluted share for the 1999 fourth quarter. Adjusted EBITDA for the 2000 first quarter was $38.0 million, versus $45.6 million for the first quarter of 1999 and $30.7 million for the fourth quarter of 1999.

Planned deliveries of commercial aircraft by The Boeing Company declined from 620 aircraft in 1999, to 490 aircraft in 2000. The company's first quarter 1999 net sales reflected the peak of Boeing's commercial aircraft production. However, as Hexcel delivers its products on average six to nine months ahead of the delivery of an aircraft, it began to see the impact of reduced Boeing production rates by the end of the second quarter of 1999. The impact was further amplified as Boeing and its subcontractors adjusted inventory in their supply chain. As a result, the company's performance in the second half of 1999 was distinctly lower than that seen in the first half of the year. Consequently, comparisons of the company's quarterly performance to the fourth quarter of 1999 provide a more insightful analysis of the company's improved underlying performance trend than comparisons with the first quarter of 1999.

REVENUE TRENDS

Primarily as a result of the change in Boeing commercial aircraft build rates, net sales for the first quarter of 2000 declined by 12% compared to the first quarter of 1999. First quarter 2000 net sales were also reduced by certain space and defense contracts which concluded in the second half of 1999. Further, the strengthening of the US dollar against the Euro in the last twelve months has reduced revenues in US dollars by approximately $9 million compared to the first quarter of 1999.

Compared with the fourth quarter of 1999, net sales rose by 4% in the first quarter of 2000, benefiting from an apparent stabilizing of demand from Boeing, as well as increased demand from the partners of Airbus Industrie. Boeing has publicly indicated that it may be able to sustain aircraft production at the current rate of about 490 per year, due in part to the continued economic recovery in Asia, while Airbus is projecting a modest increase in aircraft deliveries to more than 300 per year. In addition, sales volumes for the company's lightweight fiberglass fabrics used in electronics applications continued to grow, reflecting both the growing appetite for electronic devices throughout the world, as well as the company's success in securing additional business from a major producer of high-quality PCB laminates.

GROSS MARGIN AND ADJUSTED OPERATING INCOME

Gross margin for the first quarter of 2000 was $62.2 million or 22.2% of net sales, compared with $70.8 million or 22.4% of net sales in the same quarter of 1999, and $54.0 million or 20.1% of net sales in the fourth quarter of 1999. The decline in gross margin dollars, relative to the first quarter of last year, reflects lower sales levels, while the maintenance of a comparable gross margin percentage reflects the beneficial impact of the company's cost reduction activities. The improvement in gross margin from the fourth quarter of 1999 to the first quarter of 2000 reflects both the modest increase in sales, in particular to the commercial aerospace market segment, as well as the ongoing focus on cost management.

Adjusted operating income for the 2000 first quarter was $6.9 million lower than the same quarter of 1999, as the $8.6 million decline in gross margin was partially mitigated by a reduction in selling, general and administrative expenses. Adjusted operating income was $6.5 million higher in the first quarter of 2000 than the fourth quarter of 1999, reflecting the increase in sales and gross margin.

CHAIRMAN'S COMMENTS

Commenting on Hexcel's first quarter 2000 results, Mr. John J. Lee, Chairman and CEO said, "The first quarter produced a 24% increase in adjusted EBITDA compared to the fourth quarter, 1999, which was a stronger improvement in performance than we had anticipated. This performance reflects the benefit of an increase in sales compared to the fourth quarter of 1999, and the growing impact of our Lean Enterprise and business consolidation programs. While the company still has much to do to complete its cost reduction and productivity improvement goals, these results give us confidence that we will be able to sustain the improvements made in the first quarter throughout 2000."

Mr. Lee observed, "After having faced declining demand in our significant markets in much of 1999, business conditions now appear to have stabilized, resulting in improved operating performance over the second half of 1999. The commercial aerospace market appears to have flattened out and the impact of customer inventory reductions appears to be behind us. While we don't expect any significant improvement in sales of our carbon fiber products in 2000, performance has stabilized. The outlook for our industrial markets remains one of growth -- particularly in automotive and wind energy applications."

"Demand for lightweight electronic fabrics continues to grow," noted Mr. Lee, "and capacity is tightening. During 1999, Hexcel reduced its heavyweight electronic fabric production capacity with the closure of its Cleveland, Georgia plant. During the quarter we have started to switch some of our remaining heavyweight fabric production capacities to meet lightweight fabric demand. In addition, we will be installing additional lightweight fabric looms by the end of the year to meet the expected continuing growth in demand. Overall, we are encouraged that we are starting to see results from our strategic initiative to increase our presence in the electronics market."

Mr. Lee continued, "On April 3, 2000, we announced that we had entered into a definitive agreement to sell our Bellingham business to Britax International plc for $116.9 million. We now anticipate that this transaction may close before the end of this month. As a result, we estimate reporting in the second quarter a pre-tax gain on the disposal of this business of approximately $65 million to $75 million. The company's accumulated tax loss carryforwards are more than sufficient to cover this gain, resulting in most of the proceeds from the sale being available to repay debt."

Mr. Lee concluded, "While it is too early to judge whether there will be further improvements in market conditions this year, we anticipate that our second quarter should be able to sustain a level of EBITDA similar to that achieved this quarter, once adjusted for the sale of the Bellingham business. While the third quarter will evidence its traditional seasonal weakness, we anticipate that the fourth quarter should also reflect the improvements seen this quarter."

                                      * * *

Hexcel Corporation is the world's leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, and industrial applications.

DISCLAIMER ON FORWARD LOOKING STATEMENTS

--------------------------------------------------------------------------------
This press  release  contains  statements  that are forward  looking,  including statements relating to market conditions (including commercial aircraft build rates, customer inventory reductions and demand for electronics and industrial products), sales volumes, sales prices, cost reductions, production efficiencies, productivity improvements, lean enterprise initiatives, business consolidation activities, adjusted EBITDA and disposition of the Bellingham business, including estimated gain and repayment of debt. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix, inability to re-qualify manufacturing sites or products, and currency exchange rate changes. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.

--------------------------------------------------------------------------------



HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

                                                                                             UNAUDITED
                                                                              -------------------------------------
                                                                                     QUARTER ENDED MARCH 31,
(IN MILLIONS, EXCEPT  PER SHARE DATA)                                                 2000                1999
-------------------------------------------------------------------------------------------------------------------
Net sales                                                                         $  279.8            $    316.2
Cost of sales                                                                        217.6                 245.4
-------------------------------------------------------------------------------------------------------------------

  Gross margin                                                                        62.2                  70.8
Selling, general and administrative expenses                                          32.9                  34.4
Research and technology expenses                                                       6.3                   6.5
Business consolidation expenses                                                        1.2                   2.8
-------------------------------------------------------------------------------------------------------------------
  Operating income                                                                    21.8                  27.1
Interest expense                                                                      18.4                  19.1
-------------------------------------------------------------------------------------------------------------------

  Income before income taxes                                                           3.4                   8.0
Provision for income taxes                                                             1.2                   2.8
Equity in income of affiliated companies                                              (0.4)                    -
-------------------------------------------------------------------------------------------------------------------

  Net income                                                                      $    2.6            $      5.2
-------------------------------------------------------------------------------------------------------------------

Net income per share:
  Basic                                                                           $   0.07            $     0.14
  Diluted                                                                             0.07                  0.14
  Diluted, excluding goodwill amortization                                            0.13                  0.20

Weighted average shares:
  Basic                                                                               36.6                  36.4
  Diluted                                                                             36.8                  36.5
-------------------------------------------------------------------------------------------------------------------


The company's convertible subordinated notes, due 2003, and its convertible subordinated debentures, due 2011, were excluded from the 2000 and 1999 computations of net income per diluted share, as they were antidilutive.


HEXCEL CORPORATION AND SUBSIDIARIES
NET SALES TO THIRD-PARTY CUSTOMERS BY PRODUCT GROUP AND MARKET SEGMENT
---------------------------------------- ----------------------------------------------------------------------------
                                                                          UNAUDITED
                                         -------------- ---------------- ------------- --------------- --------------
                                          COMMERCIAL        SPACE &
(IN MILLIONS)                              AEROSPACE        DEFENSE      ELECTRONICS     INDUSTRIAL        TOTAL
---------------------------------------- -------------- ---------------- ------------- --------------- --------------
FIRST QUARTER 2000 NET SALES
Reinforcement products                     $   15.6       $      4.1      $   43.6       $    23.8      $     87.1
Composite materials                            92.6             19.8             -            34.1           146.5
Engineered products                            43.7              2.5             -               -            46.2
---------------------------------------- ----- -------- ----- ---------- -- ---------- ---- ---------- -- -----------
  Total                                    $  151.9       $     26.4      $   43.6       $    57.9      $    279.8
                                                54%               9%           16%             21%            100%
---------------------------------------- ----- -------- ----- ---------- -- ---------- ---- ---------- -- -----------
FOURTH QUARTER 1999 NET SALES
Reinforcement products                     $   10.9       $      3.0      $   41.3       $    25.3      $     80.5
Composite Materials                            85.6             19.7             -            30.5           135.8
Engineered Products                            49.5              2.8             -               -            52.3
---------------------------------------- ----- -------- ----- ---------- -- ---------- ---- ---------- -- -----------
  Total                                    $  146.0       $     25.5      $   41.3       $    55.8      $    268.6
                                                55%               9%           15%             21%            100%
---------------------------------------- ----- -------- ----- ---------- -- ---------- ---- ---------- -- -----------
FIRST QUARTER 1999 NET SALES
Reinforcement products                     $   15.3       $      5.5      $   42.3       $    22.7      $     85.8
Composite materials                           119.7             29.6             -            28.9           178.2
Engineered products                            48.9              3.3             -               -            52.2
---------------------------------------- ----- -------- ----- ---------- -- ---------- ---- -------- ---- -----------
  Total                                    $  183.9       $     38.4      $   42.3       $    51.6      $    316.2
                                                58%              12%           13%             17%            100%
---------------------------------------- ----- -------- ----- ---------- -- ---------- ---- -------- ---- -----------

SEGMENT DATA
---------------------------------------------------------------------------------------------------------------------
                                                                         UNAUDITED
-------------------------------------- ------------------------------------------------------------------------------
                                    REINFORCEMENT COMPOSITE ENGINEERED CORPORATE

(IN MILLIONS)                             PRODUCTS          MATERIALS       PRODUCTS   & OTHER 1           TOTAL
-------------------------------------- ----------------- --------------- ------------- ------------- ----------------
FIRST QUARTER 2000
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- -- -------------
  Net sales to external customers         $   87.1          $  146.5     $    46.2     $       -        $  279.8
  Intersegment sales                          27.2               2.3             -             -            29.5
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- ---- -----------
    Total sales                              114.3             148.8          46.2             -           309.3

  Adjusted EBIT 2                             10.5              18.5           3.2          (9.2)           23.0
  Depreciation and amortization                8.6               4.8           1.0           0.6            15.0
  Business consolidation expenses              0.7               0.4           0.1             -             1.2
  Capital expenditures                         1.0               3.0           0.4             -             4.4
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- ---- -----------
FOURTH QUARTER 1999
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- ---- -----------
  Net sales to external customers         $   80.5          $  135.8     $    52.3     $       -        $  268.6
  Intersegment sales                          23.3               2.3             -             -            25.6
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- ---- -----------
    Total sales                              103.8             138.1          52.3             -           294.2

  Adjusted EBIT                                6.0              12.1           6.9          (8.5)           16.5
  Depreciation and amortization                7.8               4.9           0.8           0.7            14.2
  Business consolidation expenses              0.4               1.5             -           0.4             2.3
  Capital expenditures                         3.6               4.3           0.7           0.3             8.9
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- ---- -----------
FIRST QUARTER 1999
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- ---- -----------
  Net sales to external customers         $   85.8          $  178.2     $    52.2     $       -        $  316.2
  Intersegment sales                          35.7               2.8             -             -            38.5
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- ---- -----------
    Total sales                              121.5             181.0          52.2             -           354.7

  Adjusted EBIT                               10.3              25.1           3.9          (9.3)           30.0
  Depreciation and amortization                8.9               5.1           0.9           0.7            15.6
  Business consolidation expenses              2.6               0.1           0.1             -             2.8
  Capital expenditures                         4.2               3.6           1.5           0.1             9.4
---------------------------------------- -- ----------- ----- ---------- --- --------- -- ---------- ---- -----------


--------
1 The company does not allocate corporate expenses to its business segments. 2 Consists of earnings before interest, taxes, and business consolidation expenses.



HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------------------
                                                                                       UNAUDITED
                                                                        --------------------------------------------
                                                                             MARCH 31,            December 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)                                            2000                  1999
--------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                 $       4.8            $       0.2
   Accounts receivable                                                            177.1                  158.6
   Inventories                                                                    164.0                  153.7
   Prepaid expenses and other assets                                                3.7                    5.1
   Deferred tax asset                                                              10.1                   10.2
--------------------------------------------------------------------------------------------------------------------
   Total current assets                                                           359.7                  327.8

Property, plant and equipment                                                     612.2                  614.5
Less accumulated depreciation                                                    (230.5)                (222.4)
--------------------------------------------------------------------------------------------------------------------
  Net property, plant and equipment                                               381.7                  392.1

Goodwill and other purchased intangibles, net of accumulated
   amortization of $28.2 in 2000 and $24.9 in 1999                                407.6                  411.2
Investments in affiliated companies and other assets                              141.0                  130.8
--------------------------------------------------------------------------------------------------------------------

Total assets                                                                $   1,290.0            $   1,261.9
--------------------------------------------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of capital lease obligations         $      26.4            $      34.3
  Accounts payable                                                                 88.7                   80.3
  Accrued liabilities                                                              94.8                   95.9
--------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                                       209.9                  210.5

Long-term notes payable and capital lease obligations                             738.3                  712.5
Indebtedness to related parties                                                    24.1                   24.1
Other non-current liabilities                                                      47.4                   44.7
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                                               1,019.7                  991.8

Stockholders' equity:
Preferred stock, no par value, 20.0 stock authorized,
  no stock issued or outstanding in 2000 and 1999                                     -                      -
Common stock, $0.01 par value, 100.0 stock authorized,
  stock issued and outstanding of 37.5 in 2000 and 37.4 in 1999                     0.4                    0.4
Additional paid-in capital                                                        274.2                  273.6
Retained earnings                                                                  14.2                   11.6
Accumulated other comprehensive loss                                               (7.8)                  (4.8)
--------------------------------------------------------------------------------------------------------------------
                                                                                  281.0                  280.8
Less- treasury stock, at cost, 0.8 stock in 2000 and 1999                         (10.7)                 (10.7)
--------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                        270.3                  270.1
--------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                  $   1,290.0            $   1,261.9
--------------------------------------------------------------------------------------------------------------------


Total debt, net of cash                                                     $     784.0            $     770.7
--------------------------------------------------------------------------------------------------------------------



HEXCEL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------
                                                                                                UNAUDITED
                                                                                       ----------------------------
                                                                                          QUARTER ENDED MARCH 31,
(IN MILLIONS)                                                                              2000         1999
-------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                          $      2.6     $       5.2
  Reconciliation to net cash provided by operating activities:
    Depreciation and amortization                                                           15.0            15.6
    Deferred income taxes                                                                   (4.5)           (1.2)
    Business consolidation expenses                                                          1.2             2.8
    Business consolidation payments                                                         (2.0)           (2.2)
    Equity in income of affiliated companies                                                (0.4)              -
    Working capital changes and other                                                      (18.0)           (2.9)
-------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used for) operating activities                                      (6.1)           17.3
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                                                      (4.4)           (9.4)
  Investments in affiliated companies                                                       (3.4)              -
-------------------------------------------------------------------------------------------------------------------
  Net cash used for investing activities                                                    (7.8)           (9.4)
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds (repayments) of credit facilities, net                                          26.5          (229.3)
   Proceeds (repayments) of long-term debt and capital lease obligations, net               (7.9)          225.7
   Debt issuance costs                                                                      (0.9)           (9.0)
   Activity under stock plans                                                                0.1             0.2
-------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used for) financing activities                                      17.8           (12.4)
-------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                0.7             (0.5)
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                        4.6             (5.0)
Cash and cash equivalents at beginning of year                                              0.2              7.5
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                            $     4.8     $        2.5
-------------------------------------------------------------------------------------------------------------------

CASH PAID FOR:
  Interest                                                                            $    25.3     $       14.8
  Taxes                                                                                      -               1.5
-------------------------------------------------------------------------------------------------------------------